Exhibit 3.1
BYLAWS
OF
ENTERGY CORPORATION
AS AMENDED JANUARY 27, 2017

ARTICLE I.
OFFICES

The principal business office of the Corporation shall be in New Orleans, Louisiana. The Corporation may also have offices at such other places as the Board of Directors may from time to time designate or the business of the Corporation may require.
ARTICLE II.
MEETINGS OF STOCKHOLDERS

SECTION 1.    Place of Meetings. All meetings of stockholders, whether annual or special, shall be held at the office of the Corporation in the City of New Orleans, Parish of Orleans, State of Louisiana, unless some other place for said meeting, either within or without the State of Delaware, shall have been fixed by the Board of Directors and set forth in the notice of meeting.

SECTION 2.    Annual Meeting. The annual meeting of stockholders for the election of Directors and the transaction of such other business as may properly come before the meeting shall be held on such date and at such time of day as shall have been fixed by resolution of the Board of Directors.

SECTION 3.    Special Meetings. Special meetings of the stockholders may be held at any time upon the call of a majority of the Board of Directors, the Chairman of the Board, the person, if any, designated by the Board of Directors as the Chief Executive Officer, a majority of the entire Executive Committee of the Board of Directors, if there should be one, or by the holders of not less than a majority of the outstanding stock entitled to vote at the special meeting. The notice of each special meeting shall state the place, date, hour, and purpose or purposes of the proposed meeting, and the business transacted at such meeting shall be confined to such purpose or purposes. Such written notice shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. In the event that a special meeting is called by the holders of not less than a majority of the outstanding stock entitled to vote at the special meeting in accordance with the provisions of the Certificate of Incorporation and this Section 3 of Article II, the Board of Directors shall, within ten days of receipt of such call (i) fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and (ii) set a special meeting date, which meeting date shall be not less than ten nor more than sixty days after the record date established pursuant to clause (i).

SECTION 4.    Stockholders’ Lists. A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be prepared by the Secretary and filed in the principal business office of the Corporation, and shall be open to the examination of any stockholder for any purpose germane to the meeting at least ten days before any meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during the usual hours for business at the principal business office of the Corporation, and shall be available at the time and place of such meeting and open to the examination of any stockholder.

SECTION 5.    Notice. A written or printed notice, signed by the Chairman of the Board, a President, a Vice President, the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, of the time, place and purpose or purposes of every meeting of stockholders and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting. Such notice shall be served upon or mailed or caused to be mailed, postage prepaid, or delivered by electronic transmission (if permitted under the circumstances by the General Corporation Law of the State of Delaware) by the Secretary or the officer performing his or her duties not less than ten nor more than sixty days before such meeting to each stockholder of record entitled to vote at his or her address as it appears upon the stock book of the Corporation.

SECTION 6.    Inspectors of Election. At any meeting of stockholders the Chairman of the meeting shall appoint one or more persons, who need not be stockholders, to act as Inspectors of Election. No Director or candidate for the office of Director shall be appointed as such Inspector. Before entering upon the discharge of his or her duties, each Inspector shall first take and subscribe an oath faithfully to execute the duties of Inspector at such meeting with strict impartiality and according to the best of his or her ability. The Inspector(s) shall take charge of the polls and after the balloting shall make a certificate of the result of the vote taken which shall be filed with the minutes of the meeting.

SECTION 7.    Organization. The Chairman of the Board or, in his or her absence, a person appointed by him or her or, in default of such appointment, the Chief Executive Officer of the Corporation, if not the same person as the Chairman, or the officer next in seniority of position, shall call meetings of the stockholders to order and shall act as Chairman thereof. The Secretary of the Corporation, if present, shall act as secretary of all meetings of stockholders, and in his or her absence, the Chairman of the meeting may appoint a secretary.

SECTION 8.    Adjournments. Any meeting of stockholders of the Corporation may be adjourned from time to time to reconvene at the same or some other place by holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereat, though less than a quorum, or by the Chairman of such meeting, and notice need not be given of any such adjourned meeting if the time and place thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty days, notice of the adjourned meeting in accordance with the requirements of Section 5 of this Article II shall be given to each stockholder of record entitled to vote at the meeting. The Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting in accordance with Section 3, Article VI of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

SECTION 9.    Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereat shall constitute a quorum at a meeting of stockholders. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy at the meeting and entitled to vote thereat shall constitute a quorum entitled to take action with respect to such vote. If a quorum shall not be present or represented at any meeting of stockholders, either the Chairman of the meeting or holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereat shall have power to adjourn the meeting from time to time, in the manner provided in Section 8 of this Article II, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

SECTION 10.    Voting. Unless otherwise required by applicable law or the Certificate of Incorporation, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

ARTICLE III.
DIRECTORS

SECTION 1.    General Powers. The property, affairs and business of the Corporation shall be managed by the Board of Directors.

SECTION 2.    Term of Office. The term of office of each Director shall be until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until the earlier death, resignation or removal of such Director.

SECTION 3.    Election of Directors. Except as provided in Article III, Section 8 of these Bylaws, each Director of the Corporation shall be elected by the vote of a majority of the votes cast with respect to such Director at any meeting for the election of Directors at which a quorum is present; provided, however, that if the number of nominees for any election of Directors nominated (i) by the Board of Directors, (ii) any stockholder or (iii) a combination of nominees by the Board of Directors and any stockholder exceeds the number of directors to be elected (a “Contested Election”), the nominees receiving a plurality of the votes cast by holders of shares entitled to vote at any meeting for the election of Directors at which a quorum is present will be elected. For purposes of this Section 3 of Article III, a majority of the votes cast means that the number of shares voted “for” a Director must exceed 50% of the votes cast with respect to that Director. The votes cast shall exclude abstentions with respect to that Director’s election.

SECTION 4.    Resignations. Any Director may resign at any time by notice of such resignation given in writing, including by electronic transmission, to the Board of Directors, the Chairman of the Board, the Vice Chairman, a President, a Vice President, the Secretary or an Assistant Secretary of the Corporation. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof by the Board of Directors or any such Director or officer.

SECTION 5.    Meetings; Notice. Meetings of the Board of Directors shall be held at such place, within or without the State of Delaware, as may from time to time be fixed by resolution of the Board or by the Chairman of the Board, the Vice Chairman, a President or a Vice President and as may be specified in the notice or waiver of notice of any meeting. Meetings may be held at any time upon the call of the Chief Executive Officer of the Corporation or any two of the Directors by oral, electronic or written notice, duly given sent or mailed to each Director not less than twenty-four hours before such meeting or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Regular meetings of the Board may be held without notice at such time and place as shall from time to time be determined by resolution of the Board. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where the Director attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in any notice of such meeting unless so required by law.

SECTION 6.    Nomination of Directors. This Section 6 of Article III sets forth certain procedures for stockholders to nominate persons for election to the Board of Directors to be considered by the stockholders at an annual or special meeting of stockholders if the stockholder does not wish the nomination to be included in the Corporation’s proxy statement. Any stockholder who wishes to include nominations for the election of Directors in the Corporation’s proxy statement for an annual meeting of stockholders must comply with Section 7 of this Article III. Nominations of persons for election to the Board of Directors of the Corporation may be made at any annual meeting of stockholders properly held for such purpose or at any special meeting of stockholders called for the purpose of electing Directors (a) by or at the direction of the Board, (b) by any committee or person appointed by the Board for such purpose, (c) by any stockholder of the Corporation who is a stockholder of record on the date of the giving of the notice provided for in this Section 6 of Article III and on the record date for the determination of stockholders entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 6 of Article III, or (d) with respect to nominations of persons for election to the Board of Directors of the Corporation at any annual meeting, by any stockholder who complies with the provisions of Section 7 of this Article III. Such nominations by any stockholder of record pursuant to this Section 6 shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall have been delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made and (b) in the case of a special meeting of stockholders called for the purpose of electing Directors, not later than the close of business on the 10th day following the earlier of the date on which notice or public disclosure of the date of the special meeting was given or made. In no event shall an adjournment of an annual or a special meeting, or a postponement of such a meeting for which notice has been given, or the public disclosure thereof, commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation and any of its subsidiaries which are owned beneficially or of record by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules or regulations promulgated thereunder, and (b) as to the stockholder giving the notice (i) the name and address of the stockholder and the beneficial owner, if any, on whose behalf such nomination is made (each, a “Nominating Party”), (ii) (A) the class and number of shares of capital stock of the Corporation which are owned beneficially or of record by each Nominating Party or any Stockholder Associated Person (as defined below), (B) any Derivative Instrument (as defined below) directly or indirectly owned beneficially by each Nominating Party or any Stockholder Associated Person, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which any Nominating Party or any Stockholder Associated Person has a right to vote any class or series of shares of the Corporation, (D) any Short Interest (as defined below) held by or involving any Nominating Party or any Stockholder Associated Person, (E) any rights to dividends on the shares of the Corporation owned beneficially by any Nominating Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Nominating Party or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, and (G) any direct or indirect interest of any Nominating Party or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement) (which information described in this clause (ii) shall be supplemented by such stockholder not later than ten days after the record date for the meeting to disclose such information as of the record date), (iii) a description of all arrangements or understandings between any Nominating Party or any Stockholder Associated Person and each proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are to be made, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (v) a representation as to whether or not such Nominating Party or any Stockholder Associated Person will deliver a proxy statement and form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Nominating Party to be sufficient to elect its nominee or nominees or otherwise to solicit proxies from stockholders in support of such nominations, (vi) a written questionnaire with respect to the background and qualification of each proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (in the form provided by the Secretary upon written request), (vii) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (x) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, (y) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (z) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and (viii) any other information relating to each Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Corporation may require any proposed nominee to furnish (i) his or her written consent to serve if elected, (ii) a written statement of such person’s intention to serve as a director for the full term for which such person is to stand for election, and (iii) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation. No person shall be eligible for election as a Director of the Corporation if his or her election to the Board of Directors would cause the Corporation to be in violation of any applicable statute, rule or regulation, and unless nominated in accordance with the applicable procedures set forth in these Bylaws.

The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and the defective nomination shall be disregarded.

For purposes of these Bylaws, (i) “Derivative Instrument” shall mean any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (ii) “Short Interest” shall mean any agreement, arrangement, understanding, relationship or otherwise, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Proposing Party (as defined below) or any Nominating Party, as applicable, or any Stockholder Associated Person of any Proposing Party or Nominating Party, as applicable, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Party or such Nominating Party, as applicable, or any Stockholder Associated Person of any Proposing Party or Nominating Party, as applicable, with respect to any class or series of shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of shares of the Corporation; and (iii) “Stockholder Associated Person” shall mean, with respect to any Proposing Party or any Nominating Party, (A) any person directly or indirectly controlling, controlled by, under common control with or acting in concert with such Proposing Party or Nominating Party (as applicable) or (B) any member of the immediate family of such Proposing Party or Nominating Party (as applicable) sharing the same household.
SECTION 7.    Proxy Access for Director Nominees.

(a)	Definitions. For purposes of this Section 7, the following terms shall have the following meanings:

(i)
“Compensation Arrangement” shall mean any direct or indirect compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including, without limitation, any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, service or action as a nominee or as a Director.

(ii)
“Eligible Stockholder” shall mean a person who has either (1) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements in Section 7(d) continuously for the required three-year period or (2)

provides to the Secretary of the Corporation, within the time period referred to in Section 7(e), evidence of continuous Ownership of such shares for such three-year period from one or more securities intermediaries.

(iii)
“Maximum Number” shall mean that number of Directors constituting the greater of (x) two or (y) 20% of the total number of Directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 7 (rounded down to the nearest whole number), which number shall be reduced as set forth in Section 7(c)(i).

(iv)
“Minimum Number” shall mean 3% of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(v)
“Nominating Stockholder” shall mean any Eligible Stockholder or group of up to 20 stockholders (a “Nominator Group”) that, collectively as a group, satisfy the requirements to qualify as an Eligible Stockholder, that (1) has (individually and collectively, in the case of a Nominator Group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 7 (including, without limitation, the timely submission of a Nomination Notice that meets the requirements set forth in this Section 7), and (2) has nominated a Stockholder Nominee.

(vi)	“Nomination Notice” shall mean all information and documents that a Nominating Stockholder is required to submit to the Secretary of the Corporation pursuant to Section 7(f).

(vii)	“Own,” “Owned” or “Owning” shall mean those outstanding shares of the Corporation’s common stock with respect to which a stockholder possesses both:

(1)	the full voting and investment rights pertaining to the shares; and

(2)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided, that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares:

(A)	sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

(B)	borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or

(C)
subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such stockholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic Ownership of such shares by such stockholder or affiliate, other than any such arrangements solely involving a national or multi-national multi-industry market index.

A stockholder shall “Own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares within five business days’ notice. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether shares constitute shares Owned shall be determined in good faith by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders.

(viii)	“Stock Exchange Rules” shall mean the rules of any stock exchange on which the Corporation’s securities are traded.

(ix)	“Stockholder Nominee” shall mean any person nominated for election pursuant to this Section 7.

(x)
“Voting Commitment” shall mean any agreement, arrangement or understanding with, and any commitment or assurance to, any person or entity as to how a person, if elected as a Director of the Corporation, will act or vote on any issue or question.

(b)
Proxy Access at Annual Meeting. Subject to the provisions of this Section 7, if expressly requested in the relevant Nomination Notice, the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i)	the name of any Stockholder Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(ii)
disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(iii)	any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 7(g)), if such statement does not exceed 500 words; and

(iv)
any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, information relating to any Compensation Arrangement and/or Voting Commitment, and any of the information provided pursuant to this Section 7.

For the avoidance of doubt, the provisions of this Section 7 shall not apply to a special meeting of stockholders, and the Corporation shall not be required to include a director nominee of a stockholder or group of stockholders in the Corporation’s proxy statement or form of proxy or ballot for any special meeting of stockholders.
(c)Maximum Number of Stockholder Nominees.

(i)
The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than the Maximum Number. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 7(e) but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced. The Maximum Number for a particular annual meeting shall be reduced by:

(1)	Stockholder Nominees whose nominations for election at such annual meeting are subsequently withdrawn;

(2)	Stockholder Nominees who the Board of Directors itself decides to nominate for election at such annual meeting;

(3)
the number of incumbent Directors or director candidates (including, without limitation, candidates who are not Stockholder Nominees) that in either case will be included in the Corporation’s proxy statement for an annual meeting of stockholders as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders; and

(4)
the number of incumbent Directors who had been Stockholder Nominees, at any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.

(ii)
Any Nominating Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 7 shall rank such Stockholder Nominees based on the order that the Nominating Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Nominating Stockholders pursuant to this Section 7 exceeds the Maximum Number, the highest ranking Stockholder Nominee who meets the requirements of this Section 7 from each Nominating Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the stock of the Corporation each Nominating Stockholder disclosed as Owned in its respective Nomination Notice submitted to the Corporation. This selection process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached.

(d)Eligible Stockholders.

(i)
An Eligible Stockholder or Nominator Group may submit a nomination in accordance with this Section 7 only if the person or group (in the aggregate) has continuously Owned at least the Minimum Number (as adjusted for any stock splits, stock dividends or similar events) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to Own at least the Minimum Number of shares through the date of the annual meeting. The following shall be treated as one Eligible Stockholder or one member of a Nominator Group if such Eligible Stockholder or member of a Nominator Group shall provide together with the Nomination Notice documentation that demonstrates compliance with the following criteria:

(1) funds under common management and investment control;

(2) funds under common management and funded primarily by the same employer; or

(3) a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940, as amended).

For the avoidance of doubt, in the event of a nomination by a Nominator Group, any and all requirements and obligations for a given Eligible Stockholder (including, without limitation, each and every fund or company that comprises the Nominator Group) that are set forth in this Section 7, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the Ownership of the Nominator Group in the aggregate. Should any stockholder withdraw from a Nominator Group at any time prior to the annual meeting of stockholders, the Nominator Group shall only be deemed to Own the shares held by the remaining members of the group.

(ii)
No stockholder shall be permitted to be in more than one Nominator Group, and if any stockholder appears as a member of more than one Nominator Group, or as a member of a Nominator Group and as a Nominating Stockholder without any such group, such stockholder shall be deemed to be a member of only the Nominator Group that has the largest Ownership position as reflected in the

Nomination Notice and is not permitted to act as a Nominating Stockholder separate from such Nominator Group.

(e)	Timely Nomination Notice. To be timely, the Nomination Notice shall have been delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation:

(i)
not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the one-year anniversary of the date (as stated in the Corporation’s proxy materials relating to that annual meeting) that the Corporation first mailed its proxy materials for the annual meeting of the previous year, except where information or documents are required to be provided after the date the Nomination Notice is first submitted, as set forth in this Section 7; or

(ii)
if (and only if) the annual meeting is scheduled to be held on a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of the stockholders, the Nomination Notice to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made, and in no event shall the adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice.

(f)
Nomination Notice. The Nomination Notice shall consist of, collectively, the following information, documents and agreements which shall, for avoidance of doubt, be compiled, completed and submitted by the Nominating Stockholder or its representatives at its own cost:

(i)
documentary evidence in the form of one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period, provided that each such intermediary must be a participant in the Depository Trust Company or an affiliate of a participant in the Depository Trust Company) verifying and certifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Nominating Stockholder Owns, and has continuously Owned for the preceding three years, the Minimum Number of shares, and the Nominating Stockholder’s agreement to provide, within five business days after the record date for the annual meeting, documentary evidence in the form of written statements from the record holder and intermediaries verifying and certifying the Nominating Stockholder’s continuous Ownership of the Minimum Number of shares through the record date;

(ii)	an undertaking to provide immediate notice if the Nominating Stockholder ceases to Own the Minimum Number of shares prior to the date of the annual meeting;

(iii)	a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;

(iv)	the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a Director if elected;

(v)
a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each member of a Nominator Group):

(1)
the information and other deliverables that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 6 of this Article III, as if the Nominating Stockholder were proposing a director nominee under that section;

(2)
the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(3)
a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(4)
a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s);

(5)
a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(6)
a representation and warranty that the Nominating Stockholder will not use or distribute any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(7)	a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, board membership would not violate applicable state or federal law or Stock Exchange Rules;

(8)
a representation and warranty that the Stockholder Nominee: (A) qualifies as independent under the Stock Exchange Rules and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Directors; and (B) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee;

(9)	a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 7(d);

(10)	a representation and warranty that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 7(d) through the date of the annual meeting;

(11)
the details of any position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(12)
if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors; provided, that any such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder; and

(13)
in the case of a nomination by a Nominator Group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(vi)
an executed agreement (which form of agreement shall be provided to the Nominating Stockholder by the Secretary upon written request), which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice, pursuant to which the Nominating Stockholder (including each member of a Nominator Group) agrees:

(1)	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(2)
to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s Directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(3)
to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or the Stockholder Nominee nominated by such Nominating Stockholder with the Corporation, its stockholders or any other person, including, without limitation, the Nomination Notice;

(4)
to indemnify and hold harmless (jointly with all other members of a Nominator Group, if applicable) the Corporation and each of its Directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any action, suit or proceeding (whether threatened, pending or completed), whether legal, judicial administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of or relating to any nomination submitted by the Nominating Stockholder, including without limitation a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its, or his or her, applicable, obligations, agreements or representations under or pursuant to this Article III, Section 7; and

(5)
to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of any misstatement or omission if information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any member of a Nominator Group) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), and promptly notify the Corporation and any other recipient of the information that is required to correct the misstatement or omission; and

(6)
in the event that the Nominating Stockholder (including any member of a Nominator Group) has failed to continue to satisfy the eligibility requirements described in Section 7(d), to promptly notify the Corporation.

(vii)
an executed questionnaire (which form of questionnaire shall be provided to the Nominating Stockholder by the Secretary upon written request), which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice;

(viii)
an executed agreement (which form of agreement shall be provided to the Nominating Stockholder by the Secretary upon written request), which must be submitted within ten days of the Nominating Stockholder’s first submission of the Nomination Notice, by the Stockholder Nominee:

(1)	to provide to the Corporation such other information as it may reasonably request;

(2)
that the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and any other policies and guidelines applicable to Directors; and

(3)
that the Stockholder Nominee is not and will not become a party to (1) any Compensation Arrangement in connection with such person’s nomination or candidacy for Director and/or such person’s service or action as a Director of the Corporation that has not been disclosed to the Corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice, or (2) any Voting Commitment that has not been disclosed to the Corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice.

The information and documents required by this Section 7(f) shall be provided with respect to and executed by the Nominating Stockholder (and each member of a Nominator Group), and provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or any member of a Nominator Group that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 7(f) (other than such information and documents required to be provided after the date the Nomination Notice is first submitted) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. The Nominating Stockholder shall further update and supplement the Nominating Notice, if necessary, so that the information provided or required to be provided in such Nomination Notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment of postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).
(g)Exclusion or Disqualification of Stockholder Nominees.

(i)
If, after the deadline for submitting a Nomination Notice as set forth in Section 7(e), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, the Corporation:

(1)
shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder; and

(2)
may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(ii)
Notwithstanding anything to the contrary contained in this Section 7, the Corporation may omit from its proxy materials any Stockholder Nominee, and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support), and in such case no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if:

(1)
the Corporation receives a notice that a stockholder intends to nominate a candidate for Director at the annual meeting pursuant to the advance notice requirements set forth in Section 6 of this Article III;

(2)
the Nominating Stockholder has engaged in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(3)
the Nominating Stockholder or the designated lead group member of a Nominator Group, as applicable, or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted in accordance with this Section 7;

(4)
the Board of Directors, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these Bylaws or the Corporation’s Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including the Stock Exchange Rules;

(5)
the Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 7 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew from or became ineligible or unavailable for election at such annual meeting;

(6)	the Stockholder Nominee has been, within the past three years, an officer of director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(7)
the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 7(d), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under this Section 7.

(iii)
Notwithstanding anything to the contrary contained in this Section 7, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if:

(1)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(2)
such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, Corporation, partnership, association or other entity, organization or governmental authority; or

(3)	the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation.

(iv)	The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

SECTION 8.    Newly Created Directorships and Vacancies. Any newly created directorship or any vacancy occurring in the Board of Directors for any reason may only be filled by a majority of the remaining Directors (excluding any Director elected by any class or series of preferred stock), although less than a quorum. Each Director elected to replace a former Director shall hold office until the expiration of the term of office of the director whom he or she has replaced and the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. A Director elected to fill a newly created directorship shall serve until the next annual meeting of stockholders and the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

ARTICLE IV

EXECUTIVE COMMITTEE AND OTHER COMMITTEES

SECTION 1.    Executive Committee. The Board of Directors may appoint an Executive Committee of not less than three or more than eight members, to serve during the pleasure of the Board, to consist of the Chairman of the Board and such additional Directors as the Board may from time to time designate. The Chairman of the Board of the Corporation shall be Chairman of the Executive Committee.

SECTION 2.    Procedure. The Executive Committee shall meet at the call of the Chairman of the Executive Committee or of any two members. A majority of the members shall be necessary to constitute a quorum and action shall be taken by a majority vote of those present.

SECTION 3.    Powers and Reports. During the intervals between the meetings of the Board of Directors, the Executive Committee shall possess and may exercise all the powers of the Board in the management and direction of the business and affairs of the Corporation. The taking of action by the Executive Committee shall be conclusive evidence that the Board was not in session when such action was taken. The Executive Committee shall keep regular minutes of its proceedings and all action by the Executive Committee shall be reported to the Board at its meeting next following the meeting of the Executive Committee and shall be subject to revision or alteration by the Board; provided, that no rights of third parties shall be affected by such revision or alteration.

SECTION 4.    Other Committees. From time to time the Board of Directors, by the affirmative vote of a majority of the whole Board, may appoint other committees for any purpose or purposes, and such committees shall have powers as shall be conferred by the resolution of appointment.

ARTICLE V.
OFFICERS

SECTION 1.    Executive Officers. The Board of Directors shall elect individuals to occupy at least three executive offices: Secretary, Treasurer and at least one other office, being either President or Vice President. In its discretion, the Board of Directors may elect individuals to occupy other executive offices, including (if not so elected above) one or more Presidents or Vice Presidents and whatever other executive offices which the Board sees fit to fill. The Board of Directors shall, by resolution, designate one executive officer as the Chief Executive Officer of the Corporation who, subject to the direction of the Board of Directors and of the Executive Committee, shall have direct charge of and general supervision over the business and affairs of the Corporation. The officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders, and each shall hold office until his or her successor shall have been duly elected and qualified, or until he or she shall have died or resigned or shall have been removed by majority vote of the whole Board. The powers and duties of Secretary and Treasurer may be exercised and performed by the same person, and a Vice President may at the same time hold any other office except President.

SECTION 2.    Chairman of the Board. When a Chairman of the Board is elected by the Board of Directors, he or she shall be a member of the Board of Directors, shall preside at all meetings of the Board of Directors, and shall have such other duties as from time to time may be assigned to him or her by the Board of Directors or by the Executive Committee. The Chairman of the Board need not be an officer of the Corporation.

SECTION 3.    President. If one or more Presidents are elected by the Board of Directors, each such President shall perform duties incident to the office of a president of a corporation and such other duties as from time to time may be assigned to him or her by the Board of Directors, by the Executive Committee or, if any such President is not designated the Chief Executive Officer of the Corporation, by the Chief Executive Officer.

SECTION 4.    Vice Presidents. Each Vice President shall have such powers and shall perform such duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors or the Executive Committee, or as may be delegated to him or her by the Chief Executive Officer.

SECTION 5.    Secretary. The Secretary shall keep the minutes of all meetings of the stockholders and of the Board of Directors in books provided for the purpose, he or she shall see that all notices are duly given in accordance with the provisions of law and these Bylaws; he or she shall be custodian of the records and of the corporate seal of the Corporation; he or she shall see that the corporate seal is affixed to all documents the execution of which under the seal is duly authorized, and when the seal is so affixed he or she may attest the same; he or she may sign, with the Chairman of the Board, the Vice Chairman of the Board, a President or a Vice President, certificates of stock of the Corporation; and in general, he or she shall perform all duties incident to the office of a secretary of a corporation, and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer, the Chairman of the Board, the Vice Chairman of the Board, a President, the Board of Directors or the Executive Committee.

The Secretary shall also keep, or cause to be kept, a stock book, containing the name, alphabetically arranged, of all persons who are stockholders of the Corporation, showing their places of residence, the number of shares held by them respectively, and the time when they respectively became the owners thereof.
SECTION 6.    Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he or she may endorse for collection on behalf of the Corporation, checks, notes and other obligations; he or she may sign receipts and vouchers for payments made to the Corporation; singly or jointly with another person as the Board of Directors may authorize, he or she may sign checks of the Corporation and pay out and dispose of the proceeds under the direction of the Board; he or she shall render or cause to be rendered to the Chairman of the Board, the President and the Board of Directors, whenever requested, an account of the financial condition of the Corporation; he or she may sign, with the Chairman of the Board, the Vice Chairman of the Board, a President or a Vice President, certificates of stock of the Corporation; and in general, shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as from time to time may be assigned to him or her by the Chairman of the Board, the Vice Chairman of the Board, a President, the Board of Directors or the Executive Committee.

SECTION 7.    Subordinate Officers. The Board of Directors may appoint such assistant secretaries, assistant treasurers and other subordinate officers as it may deem desirable. Each such officer shall hold office for such period, have such authority and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.

SECTION 8.    Vacancies. Absences. Any vacancy in any of the above offices may be filled for the unexpired portion of the term by the Board of Directors, at any regular or special meeting, or by any officer having the authority to appoint and remove any such office. Except when the law requires the act of a particular officer, the Board of Directors or the Executive Committee whenever necessary may, in the absence of any officer, designate any other officer or properly qualified employee to perform the duties of the one absent for the time being, and such designated officer or employee shall have, when so acting, all the powers herein given to such absent officer.

SECTION 9.    Resignations. Any officer may resign at any time by giving written notice of such resignation to the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, a President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon written receipt thereof by the Board of Directors, such Director or officer.

ARTICLE
CAPITAL STOCK

SECTION 1.    Stock Certificates. Shares of the Corporation’s stock may be certificated or uncertificated, as provided under Delaware law. Certificates of stock shall be signed by the Chairman of Board, the Vice Chairman of the Board, a President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, and sealed with the seal of the Corporation. Such seal may be facsimile, engraved or printed. Where such certificate is signed (1) by a transfer agent or an assistant transfer agent, other than the Corporation itself, or (2) by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of the Chairman of the Board, the Vice Chairman of the Board, any such President, Vice President, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary may be facsimile. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Corporation.

SECTION 2.    Transfer of Shares. The shares of stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his or her attorney lawfully constituted, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof or guaranty of the authenticity of the signature as the Corporation or its agents may reasonably require. The Board of Directors may appoint one or more transfer agents and registrars of the stock of the Corporation. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by law.

SECTION 3.    Record Dates. The Board of Directors may fix a date, not greater than sixty days nor less than ten days in advance of the date of any meeting of stockholders or adjournment thereof, and may fix a date not exceeding sixty days prior to the date stockholders are entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other purpose, as a record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or for any other purpose; and in such case only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting of stockholders or any adjournment thereof, or entitled to receive payment of such dividend, or for such other purpose, notwithstanding any transfer of stock on the books of the Corporation after the record date so fixed. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with this Section 3 of Article VI. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE VII.
CHECKS, NOTES, ETC

SECTION 1.    Execution of Checks, Notes, etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange, promissory notes, acceptances, obligations and other instruments for the payment of money, shall be signed by the Chairman of the Board, the Vice Chairman of the Board, any President or Vice President and by the Treasurer or any Assistant Treasurer, or shall be signed by such other officer or officers, person or persons, as shall be thereunto authorized by the Board of Directors or the Executive Committee.

SECTION 2.    Execution of Contracts, Assignments, etc. All contracts, agreements, endorsements, assignments, transfers, stock powers, and other instruments shall be signed by the Chief Executive Officer, the Chairman of the Board, the Vice Chairman of the Board or any President or Vice President or shall be signed by such officer or officers, person or persons, as shall be thereunto authorized by the Board of Directors or the Executive Committee or by the Chief Executive Officer, Chairman of the Board or a President pursuant to authorization by the Board of Directors.

SECTION 3.    Voting of Stock and Execution of Proxies. The Chairman of the Board, the Vice Chairman of the Board, any President or Vice President or any other officer of the Corporation designated by the Board of Directors, the Executive Committee, the Chairman of the Board, or a President, shall be authorized to attend any meeting of the stockholders of any other corporation in which the Corporation is an owner of stock and to vote such stock upon all matters coming before such meeting. The Chairman of the Board, the Vice Chairman of the Board or any President or Vice President may sign and issue proxies to vote shares of stock of other corporations owned by the Corporation.

ARTICLE VIII.
WAIVERS

Whenever under the provisions of these Bylaws or of any law the stockholders or Directors are authorized to hold any meeting or take any action after notice or after the lapse of any prescribed period of time, such meeting or action may be held or taken without notice and without such lapse of time, on written waiver of such notice and lapse of time signed by every person entitled to such notice or by his or her attorney or attorneys thereunto authorized, either before or after the meeting or action to which such notice relates.

ARTICLE IX.
SEAL

The seal of the Corporation shall show the year of its incorporation and shall be in such form as the Board of Directors shall prescribe. The seal on any corporate obligation for the payment of money may be a facsimile, engraved or printed.

ARTICLE X.
INDEMNIFICATION

SECTION 1.    Power to Indemnify in Actions, Suits or Proceedings other Than Those by or in the Right of the Corporation. Subject to Section 3 of this Article X, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation by reason) of the fact that he or she is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

SECTION 2.    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article X, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 3.    Authorization of Indemnification. Any indemnification under this Article X (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article X, as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which Directors who are parties may participate) consisting solely of two or more Directors not at the time parties to such action, suit or proceeding, or (iii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iv) by the stockholders. To the extent, however, that a Director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case.

Any indemnification under this Article X shall be made promptly and, in any event, to the extent practicable, within sixty days of receipt by the Corporation of the written request of the person to be indemnified.
SECTION 4.    Good Faith Defined. For purposes of any determination under Section 3 of this Article X, a person shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if his or her action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him or her by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was sending at the request of the Corporation as a Director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 1 or 2 of this Article X, as the case may be.

SECTION 5.    Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article and notwithstanding the absence of any determination thereunder, any Director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article X. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or officer is proper in the circumstances because he or she has met the applicable standards of conduct set forth in Sections 1 or 2 of this Article X, as the case may be. Neither a contrary determination in the specify case under Section 3 of this Article X nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application If successful, in whole or in part, the Director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

SECTION 6.    Expenses Payable in Advance. Expenses incurred by a Director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding within fourteen days after receipt by the Corporation of a written statement from such Director or officer requesting such an advancement, together with an undertaking, if required by law at the time of such advance, by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article X.

SECTION 7.    Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested Directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action taken (or omitted to be taken) in his or her official capacity and as to action taken (or omitted to be taken) in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article X shall be made to the fullest extent permitted by law. The provisions of this Article X shall not be deemed to prelude the indemnification of any person who is not specified in Sections 1 or 2 of this Article X but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

SECTION 8.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware or the provisions of this Article X. The Corporation may also obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate for the protection of any or all such persons.

SECTION 9.    Certain Definitions. For purposes of this Article X, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that any person who is or as a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article X, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article X.

SECTION 10.    Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 11.    Limitation on Indemnification. Notwithstanding anything contained in this Article to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

SECTION 12.    Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to Directors, employees and agents of the Corporation or of its wholly or partially owned, direct or indirect affiliated or subsidiary companies similar to those conferred in this Article X to Directors and officers of the Corporation.

SECTION 13.    Repeal or Modification. All rights to indemnification and to advancement of expenses under this Article X shall be deemed to be a contract between the Corporation and each Director and officer who serves or has served in any such capacity, and each other person as to whom the Corporation has agreed to grant indemnity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the General Corporation Law of the State of Delaware or any other applicable law shall not in any way diminish any right to indemnification or to advancement of expenses of such Director, officer or other person as to whom the Corporation has agreed to grant indemnity, or the obligations of the Corporation, arising hereunder for claims relating to matters occurring prior to such repeal or modification.

SECTION 14.    Separability. If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director and officer, and each employee, agent and other person as to whom the Corporation has agreed to grant indemnity to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE XI.
AMENDMENTS

SECTION 1.    Amendments. Subject to the provisions of applicable law and of the Certificate of Incorporation, these Bylaws may be altered, amended or repealed and new Bylaws adopted either (1) at any annual or special meeting of the stockholders at which a quorum is present or represented, provided notice of the proposed amendment shall have been contained in the notice of meeting, or (2) by the Board of Directors at any regular or special meeting at which a quorum is present, provided notice of the proposed amendment shall have been given. Any repeal, alteration, amendment or adoption of any new Bylaw must be approved by either the holders of a majority of the outstanding stock entitled to vote thereon or by a majority of the Board of Directors then in office.

ARTICLE XII.
STOCKHOLDER-PROPOSED BUSINESS AT ANNUAL MEETINGS

To properly bring business before the annual meeting of stockholders (other than the nomination of a person for election as a Director, which is governed by Article III, Section 6 or Article III, Section 7 of these Bylaws, as applicable), a stockholder must have given timely notice thereof in writing to the Secretary of the

Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made. In no event shall an adjournment of an annual meeting, or a postponement of such a meeting for which notice has been given, or the public disclosure thereof, commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary shall set forth as to each item of business the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf such business is proposed (each, a “Proposing Party”), (iii) (A) the class and number of shares of capital stock of the Corporation which are owned beneficially or of record by each Proposing Party or any Stockholder Associated Person, (B) any Derivative Instrument directly or indirectly owned beneficially by each Proposing Party or any Stockholder Associated Person, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Party or any Stockholder Associated Person has a right to vote any class or series of shares of the Corporation, (D) any Short Interest held by or involving any Proposing Party or any Stockholder Associated Person, (E) any rights to dividends on the shares of the Corporation owned beneficially by any Proposing Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Proposing Party or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, and (G) any direct or indirect interest of any Proposing Party or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement) (which information described in this clause (iii) shall be supplemented by such stockholder not later than ten days after the record date for the meeting to disclose such information as of the record date),, (iv) a description of all arrangements or understandings between any Proposing Party and any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such Proposing Party and any material interest of any Proposing Party and any Stockholder Associated Person in such business (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (vi) a representation as to whether or not such Proposing Party or any Stockholder Associated Person will deliver a proxy statement and form of proxy to the holders of at least the percentage of the Corporation’s voting shares required under applicable law to adopt such proposed business or otherwise to solicit proxies from stockholders in support of such proposal and (vii) any other information relating to each Proposing Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for stockholder proposals pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Notwithstanding anything in the Bylaws to the contrary, no business shall be brought before the annual meeting by a stockholder or conducted at such annual meeting except in accordance with the procedures set forth in this Article XII; provided, however, that nothing in this Article Xll shall be deemed to prelude discussion by any stockholder of any business properly brought before the annual meeting.

The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article XII, and any such business shall not be transacted.